Exhibit (d)(4)

FEE REDUCTION COMMITMENT

This FEE REDUCTION COMMITMENT is made as of September 15, 2012 by INSTITUTIONAL ADVISORS LLC(“IA”).

WHEREAS, Conestoga Funds (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, IA (the “Adviser”) serves as the investment adviser to the Institutional Advisors LargeCap Fund (the “Fund”), pursuant to an Investment Advisory Agreement dated February 5, 2009(the “Investment Advisory Agreement”); and

WHEREAS, the Adviser desires to make a reduction of its contractual advisory fee rate under the Investment Advisory Agreement for the Fund; and

WHEREAS, the Adviser represents that the quality and quantity of its services under the Investment Advisory Agreement will not be affected by this commitment and that its obligations under the Investment Advisory Agreement will remain unchanged in all respects.

NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Adviser, intending to be legally bound, agrees as follows:

1.

Effective September 15, 2012, the Adviser reduces its contractual fee rate under the Investment Advisory Agreement for the Fund as follows:

As compensation for the services which the Adviser is to provide or cause to be provided pursuant to Paragraph 3 of the Investment Advisory Agreement, the Fund shall pay to the Adviser out of Fund assets an annual fee, computed and accrued daily and paid in arrears on the first business day of every month, at the rate of 1.18%, which shall be a percentage of the average daily net assets of the Fund (computed in the manner set forth in the Fund’s most recent Prospectus and Statement of Additional Information) determined as of the close of business on each business day throughout the month.

2.

Any future amendment to increase or otherwise reinstate the contractual fee rate under the Investment Advisory Agreement for the Fund as in effect prior to the date hereof must be approved by the shareholders of the Fund as and to the extent required by the 1940 Act.

3.

This Fee Reduction Commitment shall be attached to and made a part of the Investment Advisory Agreement.

4.

The Investment Advisory Agreement shall continue in full force and effect as modified hereby.

IN WITNESS WHEREOF, the Adviser has caused this instrument to be executed by its officers designated below as of the day and year first above written.

INSTITUTIONAL ADVISORS LLC

Attest:

/s/ Lori Seidel

By:

/s/ James D. King

(Authorized Officer)

ACCEPTED AND AGREED:

CONESTOGA FUNDS

By:

/s/ William C. Martindale, Jr.

Title:

CEO